Exhibit 16

Letter re change in certifying accountants:

March 2, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Heritage Financial Corporation and, under the date of March 2, 2012, we reported on the consolidated financial statements of Heritage Financial Corporation as of and for the years ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2011. On February 27, 2012, we were notified that Heritage Financial Corporation engaged Crowe Horwath LLP as its principal accountant for the year ending December 31, 2012 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Heritage Financial Corporation’s consolidated financial statements as of and for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, and the issuance of our reports thereon. On March 2, 2012, we completed our audit and the auditor-client relationship ceased. We have read Heritage Financial Corporation’s statements included under Item 4.01 of its Form 8-K dated March 2, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with statements included under Item 4.01 part (b).

Very truly yours,

/s/ KPMG LLP